Exhibit 10.1

Services Agreement

This Services Agreement (the "Agreement") effective as of June 1, 2007, (the "Effective Date") is entered into by and between Alexian Brothers (the "Company") and MyMedicalRecords.com, Inc., a Delaware corporation ("MMR") (the Company and MMR each a "Party" and jointly the "Parties"). This Agreement sets forth the terms pursuant to which MMR will provide the Company MMR Services, as defined below. The Company's employees, discharged patients, employers of workers' compensation patients and other categories of individuals or entities mutually agreed upon by the Parties (the "Participants") will have access to the Services and will be permitted to enroll in the Services by using an MMR-provided unique registration code.

  Definitions.

  "Participant" means any employee, any discharged patient, workers compensation employer and any other designated individual or entity. A Participant may be a single individual, including up to six (6) immediate family members of such individual, or any employer with at least one workers' compensation patient of the Company.

  "Enrollee" means a Participant who has a unique ID/telephone number issued by MMR for purposes of using the MMR Services.

  "Participant Pool" means all Participants collectively.

  "Services" are those services offered by MMR through its Web site, as modified from time to time. They include a Web-based storage facility for medical and vital records and other personal documents for a family of up to six individuals; an integrated expanded facsimile and voicemail system with a unique telephone number for each Participant; expanded storage capacity of 250 MB per Customer; an "eSafeDeposit Box" feature to store vital records securely; and other associated services. Additional storage capacity would be available at the rates specified in this Agreement. The Discharged Patient Program will have additional features, summarized in Exhibit A.

  Eligible Participants.

    Employees.

      Current Employees. MMR will create a co-branded site to enroll all Company employees in the Service. MMR will charge the Company [***] per month per census employee based on reports received from the Company pursuant to Section 13 below. MMR will create a special registration code for employee sign-ups tied to employee IDs.

      Former Employees. Enrolled employees that leave the Company will be permitted to continue receiving the Services pursuant to the terms of Section 9 below.

    Discharged Patients.

      Discharged Patient Subscriptions. The Company will offer a twelve (12) month subscription to MMR Services to each Participant discharged from the Company's facilities, commencing on the date of discharge. MMR will charge the Company [***] per month per discharged

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[***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      patient based on reports received from the Company pursuant to Section 13 below. During the 120-day period from 30 days prior to launching the Services for discharged patients, MMR will provide two full-time staff members to work under the direction of - and at no cost to - the Company. Each time discharged patient is enrolled, MMR will donate an amount equal to 20% of the annual retail services rate to the Women's and Children's Hospital development fund.

      Automatic Extensions of Discharged Patient Subscription Periods. The subscription period for each discharged patient Participant that has at least one follow-up visit, any medical procedure, or is readmitted with the Company for any reason within twelve (12) months from their discharge date will be extended automatically for a period of twelve (12) months past the initial term. Only one extension will be afforded for each twelve (12) month term. For example, if a patient Participant is discharged on November 1, 2007, they will be provided a subscription through November 1, 2008. If they have a follow-up visit on April 3, 2008, their subscription will be extended to November 1, 2009. If they have another visit on June 3, 2008, no additional extended term will be granted. But if the patient Participant has another follow-up on October 7, 2009 (prior to the end of the extension period), then the term will be extended for another 12-month period until November 1, 2010.

    Workers' Compensation Program. MMR and the Company will coordinate to design a special program for use by employers of patients being treated in connection with workers' compensation-related claims. MMR will charge Alexian [***] per month per employer for up to 50 workers' compensation patients for that employer. Each employer will be assigned a unique account number, and the Company will transfer all patient records to the patient file under the applicable employer account. MMR and the Company will coordinate to create an on-line user guide to assist the employer administrator in using the workers' compensation account.

  Co-Branded and Private-Labeled Web Pages.

    Employee Co-Branded Site. MMR or its designated vendor will develop and co-brand a Web site landing page at no cost to the Company for use by enrolled employees.

    Discharged Patient Co-Branded Site. MMR or its designated vendor also will develop and co-brand a Web site landing page at no cost to the Company for use by discharged patients.

    Workers' Compensation Employer Co-Branded Site. The Parties will coordinate and agree on any co-branded Web site landing page to provide services to employers of workers' compensation patients.

    Approval of Co-Branded Web Pages. MMR will provide the co-branded pages specified above for the Company's approval upon completion. The Company has three (3) business days to request revisions, or the work will be deemed approved. In the event there are Company-requested revisions, they will be made by MMR as quickly as reasonably possible and the Company shall have two (2) business days to approve such revisions, or any such revisions will be deemed approved. Both Parties agree that in no event shall final approval of the co-branded sites be longer than fifteen (15) days after initial delivery, including time for revisions.

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[***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  Pricing, Billing and Payment. Billing and payment terms for all products are services are net ten (10) days after invoice. Any fees not paid when due shall accrue interest at the lesser of 18% per annum and the maximum rate allowed by law.

  Additional Storage Capacity. Included in the specified pricing plans, the Company is provided at no additional cost 250 MB of storage capacity per Enrollee. If the total storage space used by Enrollees exceeds an average of 250 MB per Enrollee per month, the Company will pay to MMR a monthly additional storage fee calculated monthly at a rate of [***] per additional gigabyte (GB) (rounded up to the nearest GB). For example, if there are 2,200 Enrollees, the total available storage at no additional cost is 550 GB. If a total of 600 GB were used in a particular month, the Company would pay to MMR an additional [***] (50 GB * [***] per GB) for that month.

  Welcome Kits. MMR and the Company will coordinate to create co-branded Welcome Kits to provide to discharged patients. These kits will consist of co-branded authorization stickers, emergency stickers and wallet cards based on designs mutually-agreed by the Parties. The Company will be charged for Welcome Kits for discharged patients at cost.

  Marketing Materials. MMR will provide to the Company marketing materials to market the Services to Participants. At the Company's request and at MMR's cost, MMR will co-brand such materials. The Company at its own cost will provide to each current and future Participant via mail or e-mail a copy of the MMR-provided marketing materials along with a cover letter from the Company introducing the Services.

  Supplemental Services. If the Company wishes to expand the Participant Pool or offer Services to additional categories of individuals or entities, or offer enhanced features, the Company and MMR will define the scope, nature and pricing of such programs.

  Continuation of Services.

    Continuing Services and Marketing to Former Participants. Any Participant whose subscription lapses for any reason (such as an employee leaving the Company's employment, or a discharged patient not having a follow-up visit, medical services or re-admission within twelve (12) months of discharge) will be permitted to extend their subscription. MMR will be permitted to continue marketing the Services to Participants who later cease to be part of the Participant Pool. For workers' compensation employers, the Parties will agree separately on the terms of any continuing services program.

    Continuing Service Pricing to Former Participants. MMR will provide a Continuing Services Activation Code to Participants whose subscription expires or terminates and is not extended. The former Enrolled Participants will continue receiving the Services at no charge for a period of sixty (60) days after they cease to be part of the Participant Pool. During that sixty (60) day period, each former Enrolled Participant:

      must execute the MMR Terms and Conditions of Use agreement; and

      can use the Continuing Services Activation Code to extend his or her subscription at a discounted rate of [***] off MMR's regular retail rate of [***] per year, billed in equal monthly installments.

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[***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  If the former Enrolled Participant does not execute the MMR Terms and Conditions of Use agreement during that sixty (60) day period, MMR may terminate Services to that former Enrolled Participant pursuant to MMR's Terms and Conditions of Use.

  Ownership and Proprietary Rights.

    Rights of Use. Each Party grants to the other Party the non-exclusive limited right to use in an unaltered form trademarks, trade names, copyrights and other such intellectual property ("Marks") to the extent necessary to exercise its rights and perform its obligations under this Agreement. The Parties will coordinate and must agree, in writing and in advance, to specific uses of each other's trademarks and tradenames to ensure that Marks are used in a manner that is agreeable to both Parties. Each Party to this Agreement acknowledges and understands that it is not acquiring any ownership or other veto interest in the trademarks, trade names, copyrights, or other intellectual property of the other Party, the ownership of which shall in no way be affected by this Agreement.

    Any proposals by one Party for use of the Marks of the other Party must be submitted to the other Party in writing pursuant to the notice provision of this Agreement, Section 23.f below. The requesting Party must confirm receipt of its request. The other Party has three (3) business days after confirmation that notice was received to approve the request. If that other Party does not act on the request within this three (3) business day period, the request will be deemed approved.

    Restrictions. Except as otherwise authorized in this Agreement, neither Party is granted any right of use or ownership in the other Party's intellectual property, technology and assets of any kind. Use of Marks must be done in a manner that does not alter the Marks without express written approval of the other Party. Neither Party will remove the other Party's copyright notices, legends or other notices without prior consent of the other Party.

  Publicity. All media releases, public announcements and public disclosures by either Party relating to this Agreement, including promotional or marketing material (but not including any announcement intended solely for internal distribution or any disclosure required by legal, stock exchange, accounting or regulatory requirements beyond the reasonable control of the Party), shall be coordinated with and shall be subject to final approval by the Parties prior to release. Such approval shall not be withheld unreasonably. Subsequent to any media release, public announcement or public disclosure announcing the existence of this Agreement, each Party shall have the right to list on its web site the name of the other Party and the fact that the other Party has entered into an agreement with it for as long as this Agreement is in existence.

  Any proposals by one Party for a press release or promotion to the other Party must be submitted to the other Party in writing pursuant to the notice provision of this Agreement, Section 23.f below. The requesting Party must confirm receipt of its request. The other Party has three (3) business days after confirmation that notice was received to approve the request. If that other Party does not act on the request within this three (3) business day period, the request will be deemed approved.

  Terms of Use. Each Participant's use of the Services is subject to MMR's standard Terms and Conditions of Use and Privacy Policy, as amended from time to time. The most current version of MMR's Terms and Conditions of Use and Privacy Policy are deemed incorporated into this Agreement by reference. The Parties will cooperate to brand and customize the Terms of Use.

  Records and Reporting. The Company agrees to provide to MMR on a quarterly basis updated and accurate electronic reports of current Participants including unique identification numbers for each Participant sufficient to enable MMR to limit enrollment to the Company's current Participants. The

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  Company also will make commercially reasonable efforts to ensure that only its Participants have access to and use any Company-specific Promotional Codes. The records will detail the number of Current Participants, New Participants and Departed Participants as of the then-current reporting period. The reports will include employee IDs to validate eligible Participants and track usage.

  Audit Rights. MMR retains the right to have its representatives audit the Company's records once per calendar year to confirm the accuracy of Participant counts. MMR will provide the Company thirty (30) days prior written notice of any audit and the Parties will coordinate the time and place of such audit. If an audit reveals a shortfall in payment or an overpayment by the Company, MMR will separately invoice the Company for the adjustment. Any shortfall will be paid within ten (10) days of the invoice date. Overpayments will be reflected as an adjustment on the invoice for the next billing cycle.

  Interim Regional Exclusivity. MMR agrees not to launch the program for hospitals in the Chicagoland suburban areas that the Company serves for a period of six (6) months following the earlier of the date of the first employee introductory meeting and September 1, 2007.

  Relationship of the Parties. The Parties acknowledge that MMR is an independent contractor and that nothing contained in this Agreement is to be construed to place either Party in the relationship of principal and agent, partners or joint venturers. Neither Party will have, expressly or impliedly, or represent itself as having, any authority to bind the other Party in any matter whatsoever.

  Confidentiality. Each Party agrees to retain trade secrets, customer lists, pricing and other confidential and proprietary information including the terms of this Agreement ("Confidential Information") in strict confidence, and not to disclose Confidential Information to third parties or use Confidential Information other than to perform its respective duties and exercise its rights under this Agreement, unless the other Party provides prior consent in writing to such disclosure or use.

  Liability. Other than liability for payment obligations of one Party to the other, the cumulative liability of one Party to the other under this Agreement is limited to fees paid by the Company to MMR during the three (3) months preceding the event giving rise to the claim. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, ARISING FROM OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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  Indemnification. Each Party (the "Indemnitor") agrees to indemnify the other Party (the "Indemnitee") from and against, and shall provide a defense with respect to, (a) any claim asserted against the Indemnitee by a third party in which it is alleged that the Indemnitor's intellectual property infringes upon the rights of any third parties with respect to any copyright, patent, or trade secret, or (b) any third party claims of any other kind arising out of acts or omissions of the Indemnitor (including negligence or willful misconduct) in connection with this Agreement; provided that (a) the Indemnitor is immediately notified of any such claim; (b) the Indemnitor has full discretion and control of the defense or settlement of any such claim provided that Indemnitor shall not have any right to stipulate or consent to the entry of an award or judgment against the Indemnitee without the Indemnitee's express written consent, which shall be in the Indemnitee's sole and absolute discretion; and (c) the Indemnitee provides full and complete cooperation in the defense and settlement of any such claim.

  For infringement claims, the Indemnitor may, in its sole discretion, settle any such claim on a basis requiring the Indemnitor to substitute for the infringing intellectual property alternative, substantially equivalent, non-infringing material.

  If the Indemnitor fails to assume the defense of any claim within a reasonable period of time, the Indemnitee may take any action it deems reasonably necessary to defend the claim and the Indemnitor agrees to reimburse the Indemnitee's reasonable expenses, including without limitation legal expenses, to defend such claim.

  Dispute Resolution. In the unlikely event of a dispute between the Parties, the Parties acknowledge mutual interests in economy, privacy, and expeditious resolution, and accordingly the Parties, including their major shareholders, directors, and officers (the "Principals"), agree to the following procedures for resolution of any dispute arising out of or related to relations between the Parties including without limitation claims based on contract, tort, statute, breach, default, equitable relief, and whether a claim is arbitratable. Each Party consents to final and binding arbitration with exclusive venue, personal jurisdiction, and hearing authority vested in the Judicial Arbitration and Mediation Services (JAMS) in Chicago (for disputes initiated by MMR) or Los Angeles (for disputes initiated by the Company) unless otherwise agreed in writing. Faced with a dispute, the Parties agree as follows:

    The Parties shall appoint a mutually acceptable neutral mediator, and if no mediator is approved and appointed within ten (10) days after the date on which any Party first requests such appointment, a mediator shall be appointed by the manager of JAMS in Los Angeles. The mediator shall have sixty (60) calendar days after he/she accepts the appointment in which to resolve the matter.

    If mediation proves unsuccessful or is not resolved within the timeframe specified in Section 20.a above, the complaining Party shall notify the other Party that it will seek arbitration in accordance with this paragraph after which the Parties shall meet with the mediator for one additional mediation session. In the absence of such mediation session or a resolution within ten (10) calendar days following the arbitration notice, the complaining Party may file an arbitration petition stating among other things the specific remedies sought and requesting arbitration to be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, unless the amount in controversy exceeds $200,000 and a Party to the proceeding requests within twenty (20) days of the commencement of such proceeding that the arbitration instead be administered pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS which shall then control.

    The arbitrator shall be entitled to exercise the powers of a judge of a state court both in equity and at law. In the event of an actual or threatened breach, the Parties understand and agree that the

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    damages incurred or anticipated may be difficult if not impossible to ascertain and, therefore, each Party shall be entitled to seek injunctive relief without mediation or a showing of irreparable harm, actual damages, or the posting of a bond therefor, in addition to all other available remedies including, without limitation, monetary damages where applicable.

    With regard to any mediation or settlement efforts that are successful prior to the filing of an arbitration demand, each Party shall pay its own attorneys' fees and costs and equally share JAMS fees and costs. After the filing of an arbitration demand, the prevailing Party shall be entitled to compensation for its attorneys' fees and costs including all JAMS charges through both the mediation and arbitration plus expert fees, travel, and accommodations.

    Judgment upon an award arising in connection with any such arbitration (the "Award") may be entered in any court of competent jurisdiction. The arbitrator shall allocate in the Award all of the costs of the arbitration including the arbitrator fees, costs, and the reasonable attorneys' fees of the prevailing Party, against the Party that did not prevail.

    Controlling law shall be that of Illinois (for disputes initiated by MMR) or California (for disputes initiated by the Company) without regard to conflicts of law principles. No claim, demand, action, proceeding, litigation, hearing, motion, or lawsuit relating to or arising out of this Agreement and the business relations related thereto shall be commenced or prosecuted in any jurisdiction other than as specified herein. Any judgment, determination, ruling, finding, or conclusion reached or rendered in any other jurisdiction or forum resolving disputed matters between the Parties shall be null and void.

  Representations and Warranties. Each Party represents and warrants that:

    it has all necessary power and legal authority to execute and deliver this Agreement and to carry out its obligations hereunder; and

    it has and will maintain all legally required licenses and continue to be in compliance with applicable law and has fully reviewed all applicable federal, state and local laws, including without limitation, laws regarding fraud, abuse, privacy and security, and that it is and will remain in full compliance with such laws; and

    this Agreement constitutes the valid and legally binding obligation of such Party and is enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting the enforcement of the rights of creditors; and

    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and shall not result in or constitute a default, breach or violation of any agreement, contract or instrument to which the Parties or any of their respective officers, directors, employees, agents, third party contractors, or shareholders are or have been a party or by which any of them may be bound or a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, or governmental authority applicable or relating to its or their business.

  EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY PRODUCT OR SERVICE PROVIDED UNDER THIS AGREEMENT.

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  Term and Termination.

    Term. The initial term of this Agreement is three (3) years, commencing on the Effective Date. This Agreement will renew automatically for successive one (1) year terms unless terminated pursuant to the terms of this Section 22.

    Termination.

      Termination Upon Expiration of Term. Either Party may terminate this Agreement at the end of the then-current term by providing written notice to the other Party at least three (3) months prior to the end of the then-current term, or as otherwise provided in this Agreement.

      Termination Because of Winding Up of the Company. The Company may terminate this Agreement without penalty immediately upon the commencement of the winding up of the Company. The Company shall provide written notice to MMR immediately upon the commencement of the winding up of the Company specifying the effective date of the termination which shall be no earlier than the date of the commencement of the winding up of the Company.

      Termination Upon Breach. If a Party (the "Breaching Party") breaches any material provision of this Agreement (other than a provision requiring payment of amounts due and payable), it must make reasonable efforts to commence curing such breach within thirty (30) days of notice from the other Party, or demonstrate reasonable efforts to commence curing such breach within fifteen (15) days of such notice. If the Breaching Party fails to cure the breach within sixty (60) days thereafter, or within such longer period as may be reasonable based upon the nature of the alleged breach the non-breaching Party may, in its sole discretion, elect either to terminate this Agreement immediately or afford the Breaching Party additional time to cure the breach.

    If a breach is based on the failure of the Breaching Party to pay amounts due and payable, the non-breaching Party will provide notice of such failure to pay and the Breaching Party must pay all outstanding amounts due and payable within ten (10) days following such notice. If the Breaching Party fails to do so, the non-breaching Party may, at its sole discretion, elect either to terminate this Agreement immediately or afford the Breaching Party additional time to cure the breach. Termination under this Section does not relieve the Breaching Party from its obligation to pay amounts due and payable.

    Effect of Termination or Expiration. Upon termination or expiration of this Agreement, MMR may offer Continuing Services to Participants in accordance with the provisions of Section 9 above. However, upon termination or expiration of this Agreement, MMR will not pay any fees to the Company for Enrollees who elect to receive Continuing Services after the effective date of termination or expiration of this Agreement.

    Survival. The rights, obligations and terms specified in Sections 9, 10, 12, 13, 14, 16, 17, 18, 19, 20, 21, 22 and 23 of this Agreement shall survive its termination or expiration.

  General Terms and Conditions.

    Amendment/Modification. This Agreement may not be amended, in whole or in part, at any time except by a written instrument setting forth such changes and signed by each Party.

    Waiver. No waiver by either Party of any requirement of this Agreement shall be construed as a continuing waiver or consent to any subsequent breach.

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    Entire Agreement. This Agreement and any other documents required to be delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and neither Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

    Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties.

    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law; however, if any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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    Notice. Notices between the Parties will be delivered to the addresses specified in the signature block below with copies to the following, subject to change by written notice:

    If to MMR:

    Contracts Administrator
    MyMedicalRecords.com, Inc.
    10100 Santa Monica Blvd., Suite 430
    Los Angeles, CA 90067
    Telephone: 888-808-4667
    Facsimile: 206-374-6137
    e-mail: aj@mmrmail.com

    with a copy to:

    Peter C. Godwin, Esq.
    Senior Vice President & General Counsel
    MyMedicalRecords.com, Inc.
    10100 Santa Monica Blvd., Suite 430
    Los Angeles, California 90067

    Telephone: 888-808-4667 x 164
    Facsimile: 310-861-0529
    e-mail: pcgodwin@mmrmail.com

    If to the Company:

    Tony Cutiletta, MD
    Corporate Vice President, Medical Affairs
    Alexian Brothers Hospital Network
    3040 Salt Creek Lane
    Arlington Heights, IL 60005
    Telephone: (847) 483-7042
    Facsimile:
    e-mail: CutillettaA@alexian.net

    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and when taken together shall constitute the same instrument. Any confirmed communication sent by any Party via facsimile or e-mail shall be equivalent to a signed original communication.

    Force Majeure. Neither Party will be liable for any performance failure or delay for any cause beyond that Party's reasonable control.

    Assignment. This Agreement may not be assigned by either Party without the prior written reasonable consent of the other Party, except that either Party upon prior written notice to other Party, may assign this Agreement to an entity that purchases all or substantially all of the assets and/or voting stock of the assignor, so long as such assignment provides that the successor agrees to the terms of this Agreement and possesses the requisite financial and management resources necessary to comply with its terms.

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By signatures of their respective duly authorized representative below, each Party consents to be bound by the terms of this Agreement.

MyMedicalRecords.com, Inc.

Name: ______________________________

Title: __________________________

Signature: ________________________

Date: ___________________________

10100 Santa Monica Blvd, Suite 430
Los Angeles, California 90067
Telephone: 310-887-0668
Facsimile: 206-374-6136
e-mail: blorsch@rhlgroup.com<

Alexian Brothers Hospital Network

Name: ______________________________

Title: __________________________

Signature: ________________________

Date: ___________________________

3040 Salt Creek Lane
Arlington Heights, IL 60005
Telephone: (847) 483-7042
Facsimile:
e-mail: CutillettaA@alexian.net

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EXHIBIT A

PATIENT DISCHARGE PROGRAM

  Records for discharged patients will be faxed directly from the Company's EMR system into the patient's MMR account. These records will be placed in a special folder designated with the Company's name.

  MMR will move files received from the Company's EMR system into a special folder designated for records received from the hospital.

  Information, such as insurance and patient address, will be pre-populated from the Company's Meditech system; the Company will provide a flat file to MMR for this purpose.

  The MMR patient information form will be designed to match the patient intake form used at the hospital.

  The Company will be able to upload files into the patient's account and the system will send the patient an e-mail notification to the patient.

  A customized patient medical history collection form that will notify patients that it's time for a procedure such as a pap smear - MMR will coordinate with the Company to develop this form.

  Within six (6) months from launch, a special button on the home page will be provided for physicians so that they able to log into the patient's account. Each time a patient accesses their file, the system will remind them to make sure that they have updated all of their patient information.

  A link will be created to the Company's pharmacy so that prescription reminders can be sent directly from the pharmacy.

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